Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into between Cyalume Technologies, Inc., a Delaware Corporation (the “Company”), and Monte L. Pickens, (the “Employee”).

WHEREAS, the Company desires to employ Employee as Executive Vice President of the Company, and Employee desires to accept such employment upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.
TERM.  This Agreement shall be for an initial term of three years, beginning on August 1, 2010. The Agreement shall continue unless and until terminated by either party upon thirty days’ written notice prior to the Agreement’s anniversary/expiration date, or until terminated pursuant to Section 8 of this Agreement.

2.	DUTIES OF EMPLOYEE.

(a)
Duties. Employee shall be employed as Executive Vice President.  Employee’s duties shall be such executive, managerial, administrative, and professional duties as are commensurate with the position of Executive Vice President, and as shall be assigned by the President and Chief Operating Officer or the Board of Directors of the Company, or by their authorized designees. The Employee may delegate duties to other employees of the Company as he reasonably determines is in the best interest of the Company, consistent with the general authority and power given to him hereunder.  The principal place of employment of Employee shall be in the Leesburg, VA area.

(b)	Exclusive Employment. Employee shall devote the whole of his business time, attention and abilities to carrying out his duties hereunder.

(c)
Loyal and Conscientious Performance. Employee agrees that to the best of his ability and experience, and in compliance with all applicable laws and the Company’s policies, Certificate of Incorporation and Bylaws, as they may be amended from time to time, he will at all times loyally and conscientiously perform all the duties and obligations required of him by the terms of this Agreement. Employee further agrees he shall use his best efforts to promote the interests and reputation of the Company and its affiliates and not do anything which is to the detriment of the Company or its affiliates.

3.	COMPENSATION AND BENEFITS.

(a)
Salary. For all the services to be rendered by Employee in any capacity hereunder, the Company shall pay Employee, in equal installments consistent with the Company’s practices for its employees, salary and compensation as set forth in Schedule 1 attached to this Agreement and incorporated herein. The Company shall have the ability to withhold from the compensation otherwise due to Employee under this Agreement any amounts required to be withheld from compensation from time to time under applicable law.

(b)	Severance Benefits.

(i)
In the event Employee’s employment with the Company is terminated by the Company other than as a result of death, disability (as defined in Section 8(a)(ii)), retirement or for “cause” (as defined in Section 8(a)(iii)), or if Employee’s employment with the Company is terminated by Employee for the reason set forth in Section 8(d), and upon execution by Employee of a separation agreement prepared by the Company, the Company will pay Employee, at normal payroll intervals for twelve (12) months, a sum equal to the Employee’s annual Base Salary in effect at the time of termination hereunder, less applicable deductions and withholdings.

(ii)
In the event that Employee elects to terminate this Agreement for any reason other than that set forth in Sections 3(b)(ii)(C) or  8(d), or in the event that this Agreement is terminated due to Employee’s death or disability, the Company shall not be obligated to pay to Employee any severance payments whatsoever and Employee shall be entitled only to that Base Salary and those benefits which he has earned through the date of such termination.

(c)
Fringe Benefits. So long as Employee remains in the employ of the Company, Employee shall be provided those benefits set forth in Schedule 1 to this Agreement. Employee shall also receive such additional benefits as may be authorized from time to time by the Company’s Board of Directors.

4.	NONCOMPETITION BY EMPLOYEE.

(a)
During the term of this Agreement and for a period of two (2) years after Employee has ceased to be employed by Company for any reason, Employee shall not, without the prior written consent of a duly authorized officer of Company, directly or indirectly (i) engage in the business of, or (ii) assist or have an interest in (whether as proprietor, partner, investor, stockholders, officer, director or any type of principal whatsoever), or (iii) enter the employment of or act as an agent, advisor, or consultant to any person, firm, partnership, association, corporation, business organization, entity or enterprise that is, or is to become, directly or indirectly, engaged in any business actually or potentially competitive with that of Company in any area or territory in which Company offers its services or products.

(b)
During the term of this Agreement, and for a period of two (2) years after Employee has ceased to be employed by Company for any reason, Employee shall not, without the prior written consent of a duly authorized officer of Company, solicit from any person, company, firm or organization, or any affiliate of the foregoing, which was or is a client or associated firm of Company or which Company was soliciting as a client or associated firm of Company during any of the twelve (12) months immediately preceding the termination or expiration of the Agreement, any business substantially similar to that done by Company, including but not limited to any business Employee was soliciting or on which he worked while employed by Company.

5.
CONFIDENTIALITY. Employee acknowledges, understands and agrees that all trade secrets and information relating to the business of the Company and/or its affiliates, including without limitation, procedures, product information, manufacturing techniques or processes, expertise, records, customer or prospect lists and information, vendor lists and information, supplier lists and information, internal operating forms, financial information or accounting methods, systems, books, manuals, employee information, any confidential information concerning the business, the Company, its affiliates, or the business, policies or operations of the business, the Company or its affiliates which Employee may have learned, possessed or controlled on or prior to the date hereof or which Employee may learn, possess or control during the term of Employee’s continued employment by the Company or any of its affiliates (as an employee, consultant, agent or otherwise) (collectively, “Trade Secrets”) are confidential and shall remain the sole and exclusive property of the Company and its affiliates. Trade Secrets include both written information and information not reduced to writing. Except as may be required pursuant to any law or the order of a court, or except as may be public knowledge (which shall not have become public knowledge as a result of any action of Employee), Employee shall not, at any time, retain, duplicate, remove from the business premises of Company or any of its affiliates, make use of, other than in the ordinary course of fulfilling his duties as an employee of the Company, divulge or otherwise disclose, directly or indirectly, any Trade Secrets. Employee shall not publish or disclose, and shall exercise his best efforts to prevent others from publishing or disclosing, any Trade Secrets and he shall not use or attempt to use any such knowledge or information which he may have or acquire in any manner which may injure or cause loss, whether directly or indirectly, to the Company or its affiliates or use his personal knowledge or influence over any customers, clients, suppliers or contractors of the Company or its affiliates so as to take advantage of the Company’s or its affiliate’s trade or business connections or utilize information confidentially obtained by him.

6.
NON-SOLICITATION. Employee hereby covenants and agrees that, at all times during his employment with the Company and for a period of two (2) years immediately following his termination for any reason, Employee shall not employ or seek to employ any person employed at the time by the Company or any of its affiliates, or otherwise engage or entice, either directly or indirectly, such person to leave such employment.

7.	VIOLATION OF AGREEMENT.

(a)	The restrictions set forth in Sections 4, 5 and 6 shall extend to any and all activities of the Employee, whether alone or together with or on behalf of or through any other person or entity.

(b)	Employee’s obligations under Sections 4, 5 and 6 shall survive termination of this Agreement and of Employee’s employment with the Company.

(c)
Employee acknowledges that the restrictions contained in Sections 4, 5 and 6, in view of the nature of the business in which Company is engaged, are reasonable and necessary to protect the legitimate interests of Company.  Employee understands that the remedies at law for his violation of any of the covenants or provisions of Sections 4, 5 and 6 will be inadequate, that such violations will cause irreparable injury within a short period of time, and that Company shall be entitled to preliminary injunctive relief and other injunctive relief against such violation.  Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies that Company shall have in law and equity for the enforcement of those covenants and provisions.  Employee further acknowledges that should he violate any of the covenants or provisions of Sections 4, 5 and 6, he will reimburse Company for its reasonable costs and attorneys’ fees incurred to enforce the terms of this Agreement.

8.	TERMINATION.

(a)
The Employee’s employment hereunder may be terminated by the Company immediately upon the occurrence of any of the following events, and the Company shall have no obligations to the Employee for any period after the effective date of such termination, except vested benefits or as otherwise provided in Section 3 herein:

(i)	The death of Employee.

(ii)
A mental or physical illness or injury that prevents Employee from performing his duties hereunder for a period of 90 consecutive days or for 120 days in any 360 day period, or the Employee has been declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs.

(iii)	For “cause” which, for the purposes of this Section, shall mean:

(A)	Continued neglect or failure to perform his duties and responsibilities; or

(B)	Formally being charged, either criminally or civilly, with committing fraud, misappropriation or embezzlement, whether or not in the performance of Employee’s duties as an employee of the Company; or

(C)	Violations of any law which violation materially affects the Employee’s performance of his duties to the Company; or

(D)	The conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude; or

(E)	Willfully engaging in conduct materially injurious to the Company or its affiliates; or

(F)	Diverting any business opportunity of the Company or its affiliates for Employee’s direct or indirect personal gain; or

(G)	Failure to observe or perform the covenants and agreements contained in this Agreement, including but not limited to those contained in Sections 4, 5 and 6 of this Agreement.

(b)	The Employee’s employment hereunder may be terminated at any time after August 1, 2012 by either party.

(c)
The Employee’s employment hereunder may be terminated by either party with thirty (30) days of written notice thereof.  Notwithstanding the foregoing, if Employee’s employment hereunder is terminated without “cause” during the initial term of this Agreement, Employee shall be paid any applicable severance benefits as set forth in Section 3(b) less applicable deductions and withholdings.

(d)
The Employee may terminate his employment hereunder for Good Reason as defined in Section 3(b)(ii)(c) or upon any breach by the Company of any material provision of this Agreement not cured within sixty (60) days of written notice thereof.

(e)
Except as may otherwise be set forth herein, in the event of termination of the Employee’s employment by the Company as permitted under clause (a) of this Section, Employee shall be entitled only to his Base Salary and other compensation and benefits earned through the date of termination.

(f)
Upon the termination of his employment hereunder for any reason whatsoever, Employee shall immediately deliver to the Company all documents, statistics, accounts, records, programs and other items of whatever nature or description (the “Documents”) which may be in his possession or under his control which relate in any way to the Trade Secrets or the business or affairs of the Company or of any of its affiliates, and no copies of any such Documents or any part thereof shall be retained by him.

(g)
In the event of the termination of Employee’s employment under this Agreement, Employee shall be deemed to have resigned from all positions held in the Company. Upon request of the Company, Employee shall promptly sign any and all documents reflecting such resignations as of the date of termination of his employment.

9.
REPRESENTATIONS. Employee hereby represents and warrants that this Agreement constitutes his valid and binding obligation enforceable in accordance with its terms and the execution, delivery and performance of this Agreement does not violate any agreement, arrangement or restriction of any kind to which Employee is a party or by which he is bound.

10.
MISREPRESENTATION. Neither party hereto shall knowingly at any time make any untrue statement in relation to the other or any of their affiliates and in particular Employee shall not after the termination of his employment hereunder wrongfully represent himself as being employed by or connected with the Company or any affiliate of the Company.

11.
REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for all ordinary and necessary out-of-pocket expenses reasonably incurred by Employee on behalf of the business of the Company. Employee agrees that expense reports must be submitted to obtain reimbursement of expenses as well as presentation of such supporting documentation as the Company may reasonably require. Employee further agrees to submit with expense reports such records and logs as may be required by the relevant taxing authorities for the substantiation of each such business expense as a deduction on the Company’s income tax returns.

12.	INVENTIONS, ETC.

(a)
It shall be part of the normal duties of Employee at all times to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company or any of its affiliates with which he is concerned or for which he is responsible might be improved, and promptly to give to the President of the Company or Board of Directors full details of any invention or improvement which he may from time to time make or discover in the course of his duties, and to further the interests of the Company with regard thereto. Subject only to any contrary provisions of the laws of the United States or the Commonwealth of Massachusetts, all such materials, inventions, improvements, methods, products, services, equipment or systems shall be deemed to be “works made for hire”, and to the extent such items are not works made for hire, the Employee hereby irrevocably grants and assigns such materials, inventions, improvements, methods, products, services, equipment or systems to the Company which shall be entitled, free of charge, to the sole ownership of any such invention or improvement.

(b)
Employee shall, if and when required so to do by the Company, at the expense of the Company, apply or join with the Company in applying for patents or other protection in any part of the world for any such discovery, invention or process as aforesaid and shall at the expense of the Company, execute and do or cause to be done all instruments and things reasonably necessary for vesting the said patent or other protection when obtained and all right, title and interest to and in the same in the Company or in such other person as the Company may designate.

(c)
For the purpose of this clause Employee hereby irrevocably authorizes the company as his attorney in his name to execute any documents or take any actions which are required in, order to give effect to the provisions of this Section and the Company is hereby empowered to appoint and remove at its pleasure any person as agent and substitute for and on behalf of the Company in respect of all or any of the matters aforesaid.

13.
NOTICES. Any notices to be given hereunder by either party to the other may be effectuated either by personal delivery in writing, by electronic facsimile transmission, by commercial overnight courier or by mail, postage prepaid, with return receipt requested. Notices shall be addressed to the parties as follows:

If to the Company:

Cyalume Technologies, Inc.
96 Windsor Street
West Springfield, MA, 01089
Attention: President

with a copy to:

Bowditch & Dewey, LLP
311 Main Street, P.O. Box 15156
Worcester, MA 01615-0156
Attention: David M. Felper, Esquire

If to Employee:

Monte L. Pickens
16593 Ferriers Court
Leesburg, VA  20176

or to such other addresses as either the Company or Employee may designate by written notice to each other. Notices delivered personally shall be deemed duly given on the date of actual receipt; mailed notices shall be deemed duly given as of the fifth (5th) day after the date so mailed. Notices hereunder may be delivered by electronic facsimile transmission (fax) if confirmation by sender is made within three (3) business days by mail or personal delivery.

14.	ATTORNEYS’ FEES. If any party shall bring an action to enforce this Agreement, each party will bear her/his/its own attorneys’ fees and costs.

15.	WAIVER OF BREACH. The waiver by any party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party.

16.
SEVERABILITY. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

17.
ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement covers the entire understanding of the parties as to the employment of Employee, superseding all prior understandings and agreements, and no modification or amendment of its terms and conditions shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

18.
GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the laws of Delaware, without giving effect to principles of conflicts or choice of laws of Delaware or of any other jurisdiction.

19.
CONSENT TO JURISDICTION. Employee hereby irrevocably submits to the jurisdiction of any court of Delaware or any federal court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement. Employee hereby agrees that a final judgment in any such suit, action or proceeding brought in any such court, after all appropriate appeals, shall be conclusive and binding upon him.

20.
SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, permitted assigns, legal representatives and heirs, but neither this Agreement nor any rights hereunder shall be assignable by any of its parties except as permitted by this Section. Employee agrees that this Agreement may be assigned or transferred by operation of law by the Company upon a sale, merger, reorganization or other business combination of or involving the Company; provided, however, that (i) such assignee or other successor to the Company shall assume all obligations of the Company hereunder and (ii) that Employee shall perform all services required pursuant to this Agreement for any such assignee or successor.

21.
MISCELLANEOUS. The Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret, or construe the intentions of the parties. This Agreement may be executed in one or more counterparts and all such counterparts shall constitute one and the same instrument.

22.
RIGHT OF SET-OFF. The Company may at any time offset against any compensation or other remuneration due or to become due to the Employee, or anyone claiming through or under the Employee, any debt or debts due or to become due from the Employee to the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

[COMPANY]
By:	/s/ Derek Dunaway
Name:	Derek Dunaway
Title:	Chief Executive Officer

/s/ Monte Pickens

SCHEDULE 1

TO EMPLOYMENT AGREEMENT OF
Monte L. Pickens

1.
Salary  . The Company shall pay Employee an annual base salary (“Base Salary”) of Two-hundred fifty thousand ($250,000.00), at normal payroll intervals and less applicable deductions and withholdings, which shall be subject to annual adjustments at the sole discretion of the Board of Directors of the Company.

2.	Signing Bonus. Upon signing Employment Agreement, Employee will be given 15,000 options. Such options will be vested over a period of 3 years.

3.	Cash Bonus and Equity Bonus Awards

Cash Bonus. For purposes of this Section, cash bonuses shall include all payments under all bonus, incentive or other similar programs maintained by the Company for which the Employee qualifies.

Cash Bonus (Up to 35% of Base Pay)
Criteria	Maximum % of Total Award	Award
Revenue goals	25
100% if the Company achieves 100% of Revenue goal; 80% if the Company achieves 80% of Revenue goal.  If the Company achieves percentages of its budgeted Revenue between the limits above, the bonus will be awarded pro rata.

EBITDA goals	25
100% if the Company achieves 100% of EBITDA goal; 80% if the Company achieves 80% of EBITDA goal.  If the Company achieves percentages of its budgeted EBITDA between the limits above, the bonus will be awarded pro rata.

Specific objectives	50	Percentage determined by CEO based on specific objective accomplishments

25% of the bonus will be based on the Company achieving overall Revenue targets

25% of the bonus will be based on the Company achieving overall EBITDA targets

The remaining 50% of bonus will be based on specific objectives relating to:

▪	Development and execution of international military sales strategy

▪	Development and execution of business plan for ammunition

▪	Development and execution of the European military business plan

If the Employee’s employment is terminated by the Employer other than for “cause”, the Employee shall be entitled to receive a prorated bonus for the calendar year in which the Employee terminated employment and, if applicable, the prior calendar year, based on the number of full calendar months such Employee was employed by the Employer during such calendar year.

Equity Bonus. Employee shall be entitled to participate in the Company’s Restricted Stock Plan in accordance with the eligibility requirements for participation therein.  Nothing herein shall be construed so as to prevent the Company modifying or terminating the Restricted Stock Plan.

Employee shall be entitled to receive equity compensation of up to 40% of base salary in the form of restricted stock. Such restricted stock shall be vested over a period of three years.

Equity Bonus (Up to 40% of Base Pay)
Criteria	Maximum % of Total Award	Award
Revenue goals	25
100% if the Company achieves 100% of Revenue goal; 80% if the Company achieves 80% of Revenue goal.  If the Company achieves percentages of its budgeted Revenue between the limits above, the bonus will be awarded pro rata.

EBITDA goals	25
100% if the Company achieves 100% of EBITDA goal; 80% if the Company achieves 80% of EBITDA goal.  If the Company achieves percentages of its budgeted EBITDA between the limits above, the bonus will be awarded pro rata.

Specific objectives	50	Percentage determined by CEO based on specific objective accomplishments

The restricted stock award will be based on specific objectives relating to:

▪	Development and execution of international military sales strategy

▪	Development and execution of business plan for ammunition

▪	Development and execution of the European military business plan

4.
Benefits. Employee shall be provided with health, life, and disability insurance coverages and other similar benefits substantially equivalent to those provided to employees of the Company from time to time, all in accordance with the standard policies of the Company.  Employee shall be permitted to participate in the Company’s 401(k) Retirement Plan.

5.
Paid Time Off/Sick Days. Employee shall be provided with three (3) weeks of PTO, accrued on a monthly basis, and with sick days in accordance with the standard policies of the Company. Employee shall be permitted to carry over any unused PTO into any subsequent period. Upon termination of employment, Employee shall not be paid for unused sick days, but will be paid for accrued, unused PTO.